Exhibit 99.1

NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2019

FIRST QUARTER FINANCIAL RESULTS

●  Q1 Net Sales Increase 65.7% to $74,689,000, including the impact of the Veth acquisition

●  Gross Profit Percent Improves 110 Basis Points to 32.1% in Q1

●  Q1 EBITDA of $7,986,000 versus the prior year of $442,000

●  Six-Month backlog at $146,336,000 remains strong and increased 133.5% versus the prior year

RACINE, WISCONSIN — October 29, 2018 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2019 first quarter ended September 28, 2018.

Net sales for the fiscal 2019 first quarter were $74,689,000, compared to $45,064,000 for the same period last year. The 65.7% increase in fiscal 2019 first quarter net sales was primarily due to the contribution from the Veth Propulsion acquisition, improved demand for the Company’s 8500 series transmission systems and aftermarket components from North American fracking customers, and improved activity in the global commercial marine market.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said: “We are encouraged with the start of the new fiscal year as a result of the favorable contribution of Veth Propulsion and improving global demand across many of our end markets. Throughout the year, we are focused on fully integrating Veth into our organization and supporting their growth plans by accelerating sales and marketing opportunities. Twin Disc’s size and global support and service capabilities have improved Veth’s competitiveness and helped Veth achieve significant orders during the first quarter. Overall, Veth is performing in line with our expectations and providing the product and market diversification we anticipated. We are excited by the long-term potential this acquisition has for our business, customers, and shareholders.”

Gross profit for the fiscal 2019 first quarter was 32.1%, compared to 31.0% for the same period last year. The 110-basis point increase in gross profit percent for the fiscal 2019 first quarter was primarily due to higher volumes, a more profitable mix of revenues and improved operating efficiencies. Gross profit for the first quarter includes the amortization of a purchase accounting item related to the write-up of inventory ($1,171,000).

For the fiscal 2019 first quarter, marketing, engineering and administrative (ME&A) expenses increased $5,592,000 to $18,986,000, compared to $13,394,000 for the fiscal 2018 first quarter. The 41.8% increase in ME&A expenses in the quarter was primarily due to the addition of Veth, including the amortization of purchase accounting intangibles of $621,000. Other changes included increased stock compensation expense, professional fees, salaries, travel and marketing expenses related to the Veth acquisition and the Company’s centennial celebration. As a percent of revenues, ME&A expenses fell to 25.4% for the fiscal 2019 first quarter, compared to 29.7% for the same period last year.

Twin Disc recorded restructuring charges of $173,000 in the fiscal 2019 first quarter, compared to restructuring charges of $1,218,000 in the same period last fiscal year. Restructuring activities during the fiscal 2019 first quarter related primarily to ongoing cost reduction and productivity actions at the Company’s European operations.

The fiscal 2019 first quarter tax rate of 23.4% reflects the impact of the U.S. Tax Cuts and Jobs Act signed in December 2017. The fiscal 2018 first quarter tax benefit was primarily the result of the reversal of the valuation allowance ($3.8 million) in a certain foreign jurisdiction that had been subject to a full valuation allowance. Improvement in operating results, along with tax planning opportunities, allowed for the reversal of this valuation allowance during the fiscal 2018 first quarter.

Net income attributable to Twin Disc for the fiscal 2019 first quarter was $2,862,000, or $0.24 per diluted share, compared to a net income attributable to Twin Disc of $3,392,000, or $0.29 per diluted share (which includes the favorable impact of the valuation allowance reversal), for the fiscal 2018 first quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* were $7,986,000 for the fiscal 2019 first quarter, compared to $442,000 for the fiscal 2018 first quarter.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “I am pleased with the success of the previously announced follow-on stock offering that was completed on September 25, 2018. Twin Disc received net proceeds of $32,210,000, which was used to pay down debt associated with the Veth acquisition. Our healthy capital position provides us with the flexibility to continue investing in growth producing and cost saving initiatives. In addition, we expect to generate cash from operating activities during fiscal 2019 as we focus on improving our working capital requirements, primarily through reductions in inventory. For the first quarter of fiscal 2019, we invested $3,556,000 in capital expenditures and expect to invest approximately $14,000,000 to $16,000,000 in capital expenditures in total during fiscal 2019. Capital expenditures are primarily focused on additional investments to upgrade our manufacturing capabilities and improve both quality and efficiencies.”

Mr. Batten concluded: “Our six-month backlog at September 28, 2018 was $146,336,000, compared to $114,979,000 at June 30, 2018 and $62,665,000 at September 29, 2017. The 133.5% year-over-year improvement in our six-month backlog is primarily due to positive trends within our North American oil and gas markets, the contribution of the Veth acquisition and improving demand across many of our other markets. Backing out Veth’s orders, our six-month backlog was up over 7% during the past three months, and up nearly 100% from September 29, 2017. The fiscal 2019 first quarter included certain one-time expenses associated with the Veth acquisition, the September stock offering, and certain other non-recurring corporate expenses. As a result of strong order trends and the positive impact of the Veth acquisition, we believe fiscal 2019 will be another strong year for the Company.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Monday, October 29, 2018. To participate in the conference call, please dial 866-548-4713 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. October 29, 2018 until midnight November 5, 2018. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 5523869.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per-share data; unaudited)

	Quarter Ended
	September 28, 2018	September 29, 2017
Net sales	$74,689	$45,064
Cost of goods sold	50,704	31,072
Gross profit	23,985	13,992
Marketing, engineering and administrative expenses	18,986	13,394
Restructuring expenses	173	1,218
Income (loss) from operations	4,826	(620)

Interest expense	717	64
Other expense, net	319	569
Income (loss) before income taxes and noncontrolling interest	3,790	(1,253)
Income tax expense (benefit)	887	(4,658)

Net income	2,903	3,405
Less: Net earnings attributable to noncontrolling interest, net of tax	(41)	(13)
Net income attributable to Twin Disc	$2,862	$3,392

Income per share data:
Basic income per share	$0.24	$0.29
Diluted income per share	$0.24	$0.29

Weighted average shares outstanding data:
Basic shares outstanding	11,722	11,256
Diluted shares outstanding	11,799	11,259

Comprehensive income:
Net income	$2,903	$3,405
Benefit plan adjustments, net of income taxes of $146 and $278, respectively	471	474
Foreign currency translation adjustment	(561)	2,541
Comprehensive income	2,813	6,420
Less: Comprehensive income attributable to noncontrolling interest	(16)	(7)

Comprehensive income attributable to Twin Disc	$2,797	$6,413

Reconciliation of Consolidated net income to EBITDA

(In thousands; unaudited)

	Quarter Ended
	September 28, 2018	September 29, 2017
Net income attributable to Twin Disc	$2,862	$3,392
Interest expense	717	64
Income taxes	887	(4,658)
Depreciation and amortization	3,520	1,644
Earnings before interest, taxes, depreciation and amortization	$7,986	$442

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; unaudited)

	September 28,	June 30,
	2018	2018
ASSETS
Current assets:
Cash	$16,557	$15,171
Trade accounts receivable, net	45,887	45,422
Inventories	123,439	84,001
Prepaid expenses	7,287	8,423
Other	9,228	6,252

Total current assets	202,398	159,269

Property, plant and equipment, net	68,302	55,467
Deferred income taxes	13,838	18,056
Goodwill, net	24,896	2,692
Intangible assets, net	24,786	1,906
Other assets	4,168	3,850

TOTAL ASSETS	$338,388	$241,240

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$31,735	$29,368
Accrued liabilities	46,705	32,976

Total current liabilities	78,440	62,344

Long-term debt	37,446	4,824
Lease obligations	17,070	6,527
Accrued retirement benefits	19,985	21,068
Deferred income taxes	5,222	1,203
Other long-term liabilities	1,765	1,658

Total liabilities	159,928	97,624

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	44,044	11,570
Retained earnings	188,661	178,896
Accumulated other comprehensive loss	(30,760)	(23,792)
	201,945	166,674
Less treasury stock, at cost (1,567,274 and 1,545,783 shares, respectively)	24,005	23,677

Total Twin Disc shareholders' equity	177,940	142,997

Noncontrolling interest	520	619
Total equity	178,460	143,616

TOTAL LIABILITIES AND EQUITY	$338,388	$241,240

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	For the Quarter Ended
	September 28, 2018	September 29, 2017

Cash flows from operating activities:
Net income	$2,903	$3,405
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	2,349	1,644
Amortization of inventory fair value step-up	1,171	-
Restructuring expenses	(2)	190
Provision for deferred income taxes	3,460	(4,842)
Stock compensation expense and other non-cash changes, net	892	500
Net change in operating assets and liabilities	(9,951)	(2,328)
Net cash provided (used) by operating activities	822	(1,431)

Cash flows from investing activities:
Acquisition of Veth Propulsion	(59,649)	--
Acquisitions of fixed assets	(3,556)	(1,467)
Proceeds from sale of fixed assets	30	17
Other, net	(129)	(129)
Net cash used by investing activities	(63,304)	(1,579)

Cash flows from financing activities:
Proceeds from issuance of common stock	32,210	--
Borrowings under long-term debt agreement	35,000	--
Borrowings under revolving loan agreement	67,103	16,155
Proceeds from exercise of stock option	12	--
Repayments under revolving loan agreement	(45,231)	(14,236)
Repayments of long-term borrowings	(24,234)	--
Dividends paid to noncontrolling interest	(115)	(172)
Payments of withholding taxes on stock compensation	(926)	(213)
Net cash provided by financing activities	63,819	1,534

Effect of exchange rate changes on cash	49	570

Net change in cash	1,386	(906)

Cash:
Beginning of period	15,171	16,367

End of period	$16,557	$15,461

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